Exhibit 99.1
Press release

NEWS FOR IMMEDIATE RELEASE
October 24, 2013                                                                  For Further Information Contact:
Paul M. Limbert
President & CEO (304) 234-9000

Nasdaq Trading Symbol: WSBC

WesBanco Announces the Employment of Todd F. Clossin
and the Upcoming Retirement of Paul M. Limbert

Wheeling, WV…   Paul M. Limbert, President and CEO of WesBanco, Inc., a Wheeling, West Virginia based multi-state bank holding company, today announced that Todd F. Clossin has joined the bank as Executive Vice President and Chief Operating Officer of the holding company and President and Chief Operating Officer of the bank.  Mr. Clossin will begin his employment with WesBanco on November 4, 2013 and the Board of Directors formally elected him to those positions today.

Mr. Clossin comes to WesBanco from Fifth Third Bank, Cincinnati, Ohio where he served as Executive Vice President and Chief Administrative Officer for the diversified financial services company.  At Fifth Third, Mr. Clossin had served in many retail and commercial capacities and was most recently responsible for strategic planning, marketing, customer experience, distribution strategies, sourcing, facilities, sustainability, social media and analytics.  His career with Fifth Third also includes serving as President and Chief Executive Officer, Fifth Third Bank Midwest and MidSouth Regions from 2010 to 2011, President and Chief Executive Officer, Fifth Third Bank Midwest and Florida Regions from 2009 to 2010, President and Chief Executive Officer, Fifth Third Bank Midwest Region from 2006 to 2009, President and Chief Executive Officer, Fifth Third Bank North Ohio Region from 2004 to 2006 and President and Chief Executive Officer, Fifth Third Bank Tennessee from 2001 to 2004.  Prior to joining Fifth Third, Mr. Clossin was associated with Key Bank from 1987 to 2001 where he served in a variety of capacities including District President, Columbus, Ohio and Senior Vice President, Corporate Banking, Dayton, Ohio.  Mr. Clossin began his banking career with Society Bank, Canton, Ohio.

Mr. Clossin is a 1984 graduate of Mount Union College, Alliance, Ohio where he received a B.A. in Business Administration and a 1988 graduate of Akron University, Akron, Ohio where he received an MBA.  He is a graduate of the Darden School of Business Advanced Commercial Lending program, Weatherhead School of Business Executive Leadership program, Center for Creative Leadership’s Leadership at the Peak program and Stanford University’s Strategy and Organization program.

Mr. Limbert also announced his intended retirement date of April 30, 2014.  Mr. Limbert will retire from WesBanco with more than 37 years as a member of the management team and will remain a member of the WesBanco Board of Directors and its Executive Committee upon his retirement.  As Executive Vice President & Chief Operating Officer, Mr. Clossin will begin the transitional phase of a change in the executive management at WesBanco, working along with WesBanco President and CEO, Paul M. Limbert, and succeed Mr. Limbert upon his retirement.  When Mr. Clossin becomes President and CEO he will enter into a new three-year revolving term employment agreement.

Mr. Limbert commented, “I am pleased to welcome Todd Clossin to WesBanco. I look forward to working with Todd during the transitional time prior to my retirement.  Todd has an excellent background managing banks located in various regions of the country as a President and CEO and will bring that experience and knowledge to WesBanco.”

Mr. Limbert has served as President & CEO of WesBanco, Inc. and of WesBanco affiliate, WesBanco Bank, Inc.  He was elected President and CEO of WesBanco, Inc. in August 2001 after serving as the company’s Executive Vice President and Chief Financial Officer.  He was elected to the WesBanco board in 2003.  Mr. Limbert has served in various capacities with the Bank over his 37 years of employment with WesBanco.

Mr. Clossin and his wife, Paula, will reside in the Wheeling, West Virginia area. They are the parents of three children.

WesBanco, Inc. is a multi-state bank holding company of $6.1 billion in total assets providing banking services through 118 locations and 104 ATMs in West Virginia, Ohio and Pennsylvania.  WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. WesBanco also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.